Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Independent Bank Corp. for the registration of 755,664 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2016, with respect to the consolidated financial statements of Independent Bank Corp., and the effectiveness of internal control over financial reporting of Independent Bank Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 6, 2016